Exhibit 99.1

Ameron Reports Solid Third-Quarter Results

PASADENA, Calif.--(BUSINESS WIRE)--September 24, 2009--Ameron International Corporation (NYSE: AMN) today reported net income of $5.9 million, or $.65 per diluted share, in the third quarter ended August 30, 2009, compared to net income of $15.0 million, or $1.63 per diluted share, in the third quarter ended August 31, 2008. Sales in the third quarter of 2009 totaled $131.4 million, compared to $170.1 million in the comparable period of 2008, a decrease of 23%. In the nine months ended August 30, 2009, net income and earnings per diluted share totaled $19.2 million and $2.09, respectively, compared to $41.1 million and $4.48 per share, in the nine months ended August 31, 2008. Sales in the first nine months of 2009 totaled $410.3 million, compared to $479.7 million in the comparable period of 2008, a decrease of 14%.

Earnings declined in large part in the third quarter and principally in the first nine months as a result of the lower earnings from TAMCO, Ameron’s 50%-owned steel mini-mill in Southern California. TAMCO has been confronted with a significant decline in demand for steel rebar due to the lack of infrastructure and commercial construction spending in TAMCO’s primary markets in Arizona, Nevada and California. Ameron’s after-tax share of TAMCO’s earnings declined $4.5 million in the third quarter of 2009, compared to 2008, and declined $17.9 million in the first nine months of 2009. After-tax income before Ameron’s share of TAMCO’s losses decreased $4.5 million in the third quarter and $4.0 million in the first nine months of 2009, compared to the similar periods of 2008, due to lower income in the Fiberglass-Composite Pipe and Infrastructure Products Groups. The Water Transmission Group had higher income on lower sales.

James S. Marlen, Ameron’s Chairman and Chief Executive Officer stated, “On balance, our core operations performed very well during the third quarter considering the continuation of the global economic slowdown and the lack of infrastructure spending, specifically. The earnings decline in the quarter can be attributed equally to the decline in core businesses and to the challenging market conditions experienced by TAMCO. While TAMCO’s quarterly net loss was lower than earlier in 2009, the year-over-year decline was significant.”

The Fiberglass-Composite Pipe Group had lower sales and income in the third quarter of 2009, compared to 2008. Fiberglass-Composite Pipe’s sales decreased $13.1 million, or 19%; while segment income declined $5.0 million, or 22%. Operations in the U.S., Europe and Brazil had lower earnings; while results from Asian operations were essentially equal to last year. Demand declined in key segments, such as, the on-shore oilfield and chemical and industrial markets, including downstream energy projects. The soft market conditions were generally worldwide in scope. Demand in marine and offshore markets, however, remained strong with a high concentration of construction of large oil production vessels by Asian shipyards. The marine and offshore order backlog remains relatively healthy. The onshore oilfield market demand remained soft worldwide as oil production lagged along with overall energy demand. The chemical and industrial markets continued to be slow due to the recessionary environment. While the Group is operating at a historically high level, Fiberglass-Composite Pipe is expected to continue to be impacted by the overall worldwide economy, tight credit markets and slower oil exploration and production.

The Infrastructure Products Group had lower sales and income in the third quarter of 2009 as the business continued to be adversely affected by the soft economic conditions, especially in residential and commercial construction markets. Both the Pole Products Division and the Hawaii Division had lower sales and income in the third quarter of 2009, compared to 2008. Third-quarter sales declined $12.1 million, or 26%, compared to last year; while segment income declined $3.8 million, or 61%. The Hawaii Division experienced lower demand for aggregates and ready-mix on both Oahu and Maui as construction spending continued to soften due to the recessionary economy. Military and governmental spending provided a stable base business; however, residential and commercial construction, including timeshare units, resorts and high-rise condominium projects were down year-over-year. The State of Hawaii’s fiscal challenges and the lower level of tourism are expected to delay an economic recovery. The Pole Products Division was impacted by the U.S. residential housing crisis over the past two years, which reduced demand for decorative concrete poles for residential lighting applications. Housing starts and permits in the U.S. remain at historically low levels, and recovery of the residential market is not expected in the short term. An improvement for the Infrastructure Products Group is not anticipated in the near term.

The Water Transmission Group had lower sales but higher segment income in the third quarter of 2009, compared to 2008. Sales declined $13.7 million, or 26%; while segment income improved $5.9 million. Both the water pipe and wind tower businesses had higher profitability as a result of the elimination of losses incurred in 2008 because of improved manufacturing efficiencies, cost reductions and completion of low-margin projects during 2008. Lower wind tower sales were attributed to the lack of incoming orders during 2009 due to a slowdown in the wind energy market associated with the U.S. financial crisis. The wind energy market declined significantly in late 2008 due to the lack of project financing available to wind farm developers. While the federal economic stimulus plan provides financing guarantees and tax incentives to support the wind energy market, the impact has not yet been felt. On a year-to-date basis, wind tower sales increased 24%, compared to 2008, as a result of the strong order backlog at the beginning of the year. The water pipe business continued to be affected by the low bid activity in the water and wastewater markets in the western U.S. The lack of bid activity was due to the weak economy, tight municipal and state budgets, the lack of available project financing, and the timing of major water transmission pipelines. While a number of major projects are being followed and planning activities have increased, the timing of when the water agencies and municipalities will proceed is uncertain. New and upgraded water transmission pipelines, water treatment facilities and wastewater systems are needed over the long term to eliminate water shortages and provide additional water capacity to support population growth projections, as well as to develop redundant water supplies. The longer-term outlook for the water pipe market is positive for the western U.S.; however, over the short term, the business will continue to be confronted with a cyclical lull.

TAMCO’s sales were down 78% in the third quarter of 2009, compared to 2008, due to the significant decline in infrastructure spending in the western U.S. Both selling prices and volumes were lower. Shipments during the third quarter totaled 53,000 tons which represent approximately 40% of production capacity. TAMCO’s net loss for the third quarter totaled $.7 million, compared to net income of $9.3 million in the third quarter of 2008. Ameron’s share of TAMCO’s net loss was $.3 million after taxes in the third quarter of 2009, compared to income of $4.2 million in the comparable period of 2008. Given the low level of demand, TAMCO will continue to operate its plant intermittently as incoming orders and inventory levels warrant. Demand for steel rebar in TAMCO’s key markets in the western U.S. is not expected to recover in the short term. The business has not experienced any increase in demand associated with the federal economic stimulus package or had any indications of higher state and local governmental spending on infrastructure projects. In addition, commercial construction is at the lowest level in years. Should the stimulus package start becoming a reality, TAMCO would be expected to benefit.

The Company maintains a strong, liquid financial position and capital structure and continues to generate strong cash flow from operations. During the third quarter, the Company extended the maturity of its three-year, $100 million credit facility to September 2012.

James S. Marlen concluded, “While business conditions have been and remain very difficult, we continue to expect Company earnings per share for the year to be in line with our revised forecast outlined at the end of the second quarter. Full-year earnings should be between $2.50 and $2.75 per share, including the full-year losses anticipated from TAMCO.”

“There are indicators that support an improved economic environment. Over the long term, infrastructure investments in critical sectors, such as, water and wastewater, wind energy, highways and bridges and oil exploration and production, will be a necessity. Ameron’s businesses maintain market leadership positions in these key markets, and the Company is very well-positioned to benefit from investment initiatives and economic recovery. We continue to be very optimistic about the long-term outlook for the Company.”

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	August 30,	August 31,	August 30,	August 31,
(Dollars in thousands, except per share data)	2009	2008	2009	2008
Sales	$131,378	$170,107	$410,300	$479,669
Cost of sales	(95,760)	(132,652)	(303,211)	(369,016)
Gross profit	35,618	37,455	107,089	110,653

Selling, general and administrative expenses	(25,602)	(25,795)	(77,887)	(77,462)
Other income, net	418	2,252	3,320	5,802
Income before interest, income taxes and equity in (loss)/earnings of joint venture	10,434	13,912	32,522	38,993
Interest (expense)/income, net	(373)	(19)	(692)	412
Income before income taxes and equity in (loss)/earnings of joint venture	10,061	13,893	31,830	39,405
Provision for income taxes	(3,778)	(3,079)	(8,397)	(12,008)
Income before equity in (loss)/earnings of joint venture	6,283	10,814	23,433	27,397
Equity in (loss)/earnings of joint venture, net of taxes	(335)	4,184	(4,233)	13,671
Net income	$5,948	$14,998	$19,200	$41,068

Basic net income per share	$.65	$1.64	$2.10	$4.50

Diluted net income per share	$.65	$1.63	$2.09	$4.48

Weighted-average shares (basic)	9,173,955	9,134,672	9,164,093	9,118,768
Weighted-average shares (diluted)	9,195,970	9,208,536	9,180,304	9,171,103

Cash dividends per share	$.30	$.30	$.90	$.85

CONSOLIDATED BALANCE SHEETS – ASSETS (UNAUDITED)

	August 30,	November 30,
(Dollars in thousands)	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$170,208	$143,561
Receivables, less allowances of $6,412 in 2009 and $7,009 in 2008	147,228	181,961
Inventories	72,179	95,645
Deferred income taxes	21,238	25,582
Prepaid expenses and other current assets	12,408	10,053

Total current assets	423,261	456,802

Investments in joint ventures
Equity method	19,744	14,428
Loans	12,500	-
Cost method	3,784	3,784

Property, plant and equipment
Land	44,170	38,679
Buildings	95,957	85,555
Machinery and equipment	326,252	306,177
Construction in progress	44,417	37,386

Total property, plant and equipment at cost	510,796	467,797
Accumulated depreciation	(279,049)	(261,635)

Total property, plant and equipment, net	231,747	206,162
Deferred income taxes	4,763	4,763
Goodwill and intangible assets, net of accumulated amortization of $1,242 in 2009 and $1,197 in 2008	2,088	2,108
Other assets	39,629	38,275

Total assets	$737,516	$726,322

CONSOLIDATED BALANCE SHEETS – LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)

	August 30,	November 30,
(Dollars in thousands, except per share data)	2009	2008
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$17,088	$16,763
Trade payables	43,725	52,613
Accrued liabilities	79,121	79,538
Income taxes payable	1,297	10,443

Total current liabilities	141,231	159,357

Long-term debt, less current portion	37,455	35,989
Other long-term liabilities	55,035	53,856

Total liabilities	233,721	249,202

Commitments and contingencies

Stockholders' equity
Common Stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,215,491 shares in 2009 and 9,188,692 shares in 2008, net of treasury shares	29,920	29,805
Additional paid-in capital	58,357	54,447
Retained earnings	489,882	478,968
Accumulated other comprehensive loss	(18,747)	(31,475)
Treasury Stock (2,752,701 shares in 2009 and 2,733,300 shares in 2008)	(55,617)	(54,625)

Total stockholders' equity	503,795	477,120

Total liabilities and stockholders' equity	$737,516	$726,322

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman and Chief Executive Officer
Gary Wagner, President and Chief Operating Officer
James R. McLaughlin, Senior Vice President, Chief Financial Officer
Telephone: 626-683-4000